Contact:  David J. Osdoba, Jr.                                      EXHIBIT 99.1
          612-520-8500

                              FOR IMMEDIATE RELEASE

          GROW BIZ INTERNATIONAL, INC. ANNOUNCES THIRD QUARTER RESULTS
                            AND RESTRUCTURING CHARGE

Minneapolis, MN (October 14, 1999) -- Grow Biz International, Inc. today reported results for the third quarter ended September 25, 1999 and a $11.6 million restructuring charge relating to the It's About Games(TM) concept.

Revenue for the third quarter ended September 25, 1999 was $16.7 million compared to revenue of $22.5 million for the same period in 1998. The net loss for the quarter ended September 25, 1999 was $7.4 million, or $1.42 per share diluted, compared to net income of $1.5 million, or $.26 per share diluted, for the comparable period in 1998.

The Company recorded a pre-tax restructuring charge of $11.6 million in the third quarter and expects to incur approximately $1.8 million in additional operating costs, severance, and other restructuring costs in the fourth quarter. This charge primarily relates to discontinuing operations of the sixty Company-owned It's About Games stores. The concept has posted year-to-date operating losses in excess of $3.4 million and has had a significant impact on the overall financial performance of the Company.

Further investment in this business is not consistent with the Company's current strategy of reducing the number of Company-owned stores and focusing on franchised store development. The objective is to close or sell all the stores in the chain by year-end. We expect this will result in a work force reduction of approximately 230 employees.

The Company has completed an internal restructuring plan which included an in depth evaluation of each of its businesses and their proper positioning for future growth. In general, the activities of all its businesses are being decentralized to reduce overhead costs and make each business a more effective competitor in its industry segment. Management teams have been revamped where necessary and industry specific business plans have been developed for each concept.

According to Chairman and CEO, K. Jeffrey Dahlberg, " Grow Biz International has been a solid and profitable company without It's About Games(TM). The core concepts - Play It Again Sports(R), Once Upon A Child(R), Computer Renaissance(R) and Music Go Round(R) - have in the aggregate delivered a consistent revenue stream. The newest concepts - Retool(R) and Plato's Closet(R)
- have begun franchising and are developing. Although 1999 has been a difficult year, management has confidence in each business model. We believe the restructuring will allow us to focus the growth and profitability of these business concepts."

Grow Biz International, Inc. develops franchises and operates value-oriented retail concepts for stores that buy, sell, trade and consign used and new merchandise. At September 25, 1999, the Company had 1,216 stores in operation and an additional 102 franchises awarded but not open. Of the stores in operation, there were 624 Play It Again Sports(R), 225 Once Upon A Child(R), 218 Computer Renaissance(R), 72 Music Go Round(R), 64 It's About Games(TM), 8 ReTool(R) and 5 Plato's Closet(R) stores.

This press release contains, in addition to historic information, forward-looking statements that involve risks and uncertainties. All such forward-looking statement are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the most important factors that would cause actual results to differ materially from those indicated by such forward-looking statements include the Company's ability to attract qualified franchisees, the Company's ability to collect its receivables, the Company's ability to open stores, each store's ability to acquire high-quality, used merchandise, the Company's ability to control selling, general and administrative expenses, the Company's ability to operate the Company-owned retail stores profitably, the Company's ability to obtain competitive financing to fund its growth, and the other risk factors detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.